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                                                                  Exhibit (d)3.3


                                LETTER AGREEMENT



August 24, 1992


State Street Bank and Trust Company
P.O. Box 1713
Boston, MA  02105

Dear Sirs:

Pursuant to Section 14 of the Yield Calculation Services Agreement of Frank Russell Investment Company, dated January 2, 1985, the Frank Russell Investment Company advises you that it is creating two new funds to be named the Fixed Income III and Multistrategy Bond Funds (the "Funds") and that the Funds desires for State Street Bank and Trust Company to compute the performance results of the Funds series with respect to the Funds pursuant to the terms and conditions of the Yield Calculation Service Agreement.

Please indicate your acceptance to amend the Yield Calculation Service Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY

By:   /s/ George W. Weber
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      George W. Weber
      Director of Operations

Accepted this 22nd day of September, 1992


STATE STREET BANK AND TRUST COMPANY

By:   /s/
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Its:  Vice President
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